Exhibit 99.2
Press Release

FOR IMMEDIATE RELEASE	CONTACTS:	Media inquiries:
Robin Giampa 603.773.1174
rgiampa@timberland.com

Investor inquiries:
Karen Blomquist
603.773.1212
kblomquist@timberland.com
TIMBERLAND ANNOUNCES SENIOR MANAGEMENT CHANGES
STRATHAM, NH, February 7, 2007 — The Timberland Company (NYSE: TBL) today announced two changes in senior management. First, Ken Pucker, Timberland’s Chief Operating Officer, has chosen to transition from Timberland, effective March 31, 2007. Second, Brian McKeon, Timberland’s Chief Financial Officer, will be leaving the company to become the Chief Financial Officer of Iron Mountain Incorporated. Brian will remain with Timberland as CFO through the end of the first quarter to help facilitate transition planning, and a CFO search is underway.
“For the past fifteen years, I have been privileged to build our brand and our business with Ken. He has helped me position Timberland for long term success in many ways,” said Jeff Swartz, President and Chief Executive Officer. “Whatever Ken decides to take on next in his life, I know he will do it well, with passion and purpose; I wish him every success.” Recently, Timberland moved from a geography and product-centric construct to consumer-focused teams designed to better serve the trade and consumer in each segment. In this new structure, the four Presidents of the Company’s key business units report directly to Swartz.
“Brian’s decision to leave Timberland also engenders mixed emotions,” said Swartz. “He has served effectively and powerfully as CFO for seven years and his contributions here are many and appreciated. I know he will be successful in his new role, and wish him well.”
“Both Ken and Brian have left in place powerful teams, and so as we work through these transitions, I am confident that the teams will lead this brand and enterprise ably,” said Swartz.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miôn™, GoLite® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. Timberland’s dedication to making quality products is matched by the company’s commitment to “doing well and doing good” — forging powerful partnerships among employees, consumers and service partners to transform the communities in which they live and work. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
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